EXHIBIT 2

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

            AMENDMENT NO. 1 ("Amendment No. 1"), dated as of April 25, 1999, to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 14, 1998, by and among ONEOK, Inc., an Oklahoma corporation ("Parent"), Oasis Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Southwest Gas Corporation, a California corporation (the "Company").

            WHEREAS, Parent, Merger Sub and the Company have previously executed and delivered the Merger Agreement; and

            WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein and pursuant to Section 9.10 thereof;

            NOW, THEREFORE, Parent, Merger Sub and the Company agree as follows:

               1. Definitions. Capitalized terms used but not expressly defined herein shall have the meanings accorded such terms in the Merger Agreement.

               2. Amendment of Section 2.1(a) of the Merger Agreement. The first sentence of Section 2.1(a) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

                  "Each issued and outstanding share of Company Common Stock
            (other than Dissenting Shares (as defined in Section 2.3) covered by
            Section 2.3) and each associated stock purchase right (the "Company Rights") issued pursuant to the Rights Agreement, dated as of March 5, 1996, as amended, between the Company and Harris Trust Company, as Rights Agent (the "Company Rights Agreement"), which will be terminated at the Effective Time of the First Merger (references herein to Company Common Stock or Shares will be deemed to include the associated Company Rights), will be converted into the right to receive $30.00 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2."

All references to the Merger Consideration in the Merger Agreement or in any other instrument or agreement contemplated thereby shall be deemed to refer to the Merger Consideration as such term is defined in the amended and restated first sentence of Section 2.1(a) set forth above.

               3. Amendment of Section 5.1 of the Merger Agreement. Section 5.1 of the Merger Agreement is hereby amended to add the following new Section 5.1(t):

                  "(t) Southern Union Confidentiality Agreement. The Company
            shall take such actions as shall be necessary and appropriate to enforce all of its rights, powers and remedies under the Confidentiality Agreement, dated February 21, 1999 (the "Southern Union Confidentiality Agreement"), between the Company and Southern Union Company, a Delaware corporation, without amendment or waiver thereof and shall not agree to any amendment or waiver of or supplement to any provision of the Confidentiality Agreement."

               4. Amendment of Section 5.2(b) of the Merger Agreement. Clause
(y) of Section 5.2(b) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

                  "(y) negotiate with a third party with respect to such
            Business Combination proposal and, subject to the Company having paid to Parent the fees described in Section 8.3(a) and having entered into a definitive agreement with respect to such Business Combination proposal, terminate this Agreement pursuant to Section 8.1(f)(iii)"

               5. Amendment of Section 6.1 of the Merger Agreement. Section 6.1 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

                  "Section 6.1 Access to Information. Except as otherwise stated
            in this Section 6.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of Parent reasonable access, throughout the period prior to the Effective Time of the First Merger, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) in a manner that will not disrupt the operations of the Company or its relationship with its customers, suppliers or employees. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), and any material reports, schedules or other documents filed with or sent to the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada, the FERC and any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. Any such investigation by Parent will not affect the representations or warranties contained in this Agreement. Parent shall furnish promptly to the Company all information concerning it, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the Company in connection with any filings, applications or approvals required or contemplated by this Agreement.


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

            Parent shall from time to time at the request of the Company discuss its financing arrangements for the First Merger with the Company and shall furnish promptly to the Company such information concerning its financial condition, together with the final drafts of its financing arrangements for the First Merger. Parent shall promptly advise the Company of any reduction in the rating of Parent's long-term unsecured debt securities by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group. Notwithstanding anything in this Section 6.1 to the contrary, except as required by law (including, but not limited to, a valid and effective subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a federal, state or local, foreign or domestic Governmental Authority), the Company shall not be obligated to provide books, records or documents that the Company is legally or by contract obligated to keep confidential. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Letter Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Letter Agreement, dated as of November 20, 1998, between the Company and Parent, as it may be amended from time to time (the "Letter Agreement")."

               6. Amendment of Section 6.2(a) of the Merger Agreement. The first sentence of Section 6.2(a) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

                  "On or prior to May 14, 1999, the Company will prepare and file with the SEC the Proxy Statement."

               7. Amendment of Section 6.3 of the Merger Agreement. A new subsection (d) shall be added to Section 6.3 of the Merger Agreement that reads as follows:

                  "(d) Ratings. Parent shall cause its long-term unsecured debt securities to be rated at least Baa3 by Moody's Investors Services, Inc. and at least BBB- by Standard & Poor's Ratings Group immediately prior to the Effective Time of the First Merger."

               8. Amendment of Section 9.4 of the Merger Agreement. Section 9.4 of the Merger Agreement is hereby amended to add the following phrase after the word "principles" in clause (c) thereof:

            "except to the extent that certain matters regarding the Mergers are governed as a matter of California law by the laws of the State of California"

               9. Authority.

            (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Amendment No. 1. The execution and delivery of this Amendment No. 1 and the



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

consummation by each of Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, including, without limitation, the due approval of this Amendment No. 1 by the Boards of Directors of Parent and Merger Sub. This Amendment No. 1 has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

            (b) The Company has all requisite corporate power and authority to enter into this Amendment No. 1. The execution and delivery of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended hereby, has been duly authorized by all necessary corporate action on the part of the Company, including, without limitation, the due approval of this Amendment No. 1 by the Board of Directors of the Company. This Amendment No. 1 has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

              10. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with the laws of the State of Oklahoma applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles except to the extent that certain matters regarding the Mergers are governed as a matter of California law by the laws of the State of California.

              11. Counterparts; Effect. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

              12. Merger Agreement Confirmed. Except as amended hereby, the Merger Agreement is ratified and confirmed in all respects. Each reference in the Merger Agreement or any other related document to the Merger Agreement or this Amendment No. 1 shall be deemed to be a reference to the Merger Agreement as amended hereby.


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

            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     ONEOK, INC.


                                     By:         /s/ LARRY W. BRUMMETT
                                          --------------------------------------
                                          Name: Larry W. Brummett
                                          Title: Chairman of the Board and Chief
                                                   Executive Officer

                                     By:         /s/ DEBORAH B. BARNES
                                          --------------------------------------
                                          Name: Deborah B. Barnes
                                          Title: Corporate Secretary


                                     OASIS ACQUISITION CORPORATION


                                     By:         /s/ LARRY W. BRUMMETT
                                          --------------------------------------
                                          Name: Larry W. Brummett
                                          Title: Chairman of the Board


                                     By:         /s/ DEBORAH B. BARNES
                                          --------------------------------------
                                          Name: Deborah B. Barnes
                                          Title: Corporate Secretary


                                     SOUTHWEST GAS CORPORATION


                                     By:         /s/ MICHAEL O. MAFFIE
                                          --------------------------------------
                                          Name: Michael O. Maffie
                                          Title: President and Chief Executive
                                                   Officer

                                     By:         /s/ GEORGE C. BIEHL
                                          --------------------------------------
                                          Name: George C. Biehl
                                          Title: Secretary




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